Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045 Telephone 847.735.4700 Facsimile 847.735.4750 www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President - Corporate and Investor Relations
Phone:	(847) 735-4612

Release:	IMMEDIATE
Contact:	Daniel Kubera
Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

HAMILTON NAMED BRUNSWICK CFO

LAKE FOREST, Ill., Sept. 8, 2008 – Brunswick Corporation (NYSE: BC) today announced that Peter B. Hamilton has been named its senior vice president and chief financial officer, effective Sept. 15.  He replaces Peter G. Leemputte, who resigned to take a position with another company.

Hamilton, 61, served as Brunswick’s chief financial officer from 1995 to 2000 before moving into operations.  He was president – Brunswick Bowling & Billiards from 2000 to 2005, president – Life Fitness Division from 2005 to 2006 and president – Brunswick Boat Group from 2006 to 2007.  He also served as vice chairman of the board of Brunswick from 2000 until his retirement in 2007.

“We are very pleased that Peter has agreed to assume this important role,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.  “We could not have found a more capable candidate.  His knowledge of Brunswick and experience with all facets of our business make him uniquely qualified to lead our financial team as we continue to implement our strategic restructuring efforts.”

Leemputte will be joining Mead Johnson Nutritionals as its senior vice president and chief financial officer.  “We thank Pete for his many contributions over the nearly eight years he has served Brunswick and wish him well in his new position,” McCoy added.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Savage, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit http://www.brunswick.com.